Exhibit 99.9

CERTIFICATE OF GS SPONSOR II LLC

June 4, 2024

WHEREAS, GS Sponsor II LLC (“GS Sponsor”) and Mirion Technologies, Inc. (the “Issuer”) have agreed, pursuant to that certain Warrant Exchange Agreement, dated as of June 4, 2024, between GS Sponsor and the Issuer, to exchange 8,500,000 warrants to purchase Class A Common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Issuer held by GS Sponsor (the “Private Warrants”) for 1,768,000 shares of Class A Common Stock of the Issuer (the “Exchange Shares”) in an exchange exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Warrant Exchange”); and

WHEREAS, on June 4, 2024, GS Sponsor acquired the Exchange Shares pursuant to the Warrant Exchange.

NOW, as of the date first written above, and based on the understanding that in reliance on the certifications made herein by GS Sponsor, the Issuer shall use commercially reasonable efforts to cause Continental Stock & Transfer Company (or any successor transfer agent designated by the Issuer, the “Transfer Agent”) to make the Exchange Shares available to GS Sponsor through the facilities of the Depository Trust Company in accordance with its customary procedures, free of any restrictive legend, stop-transfer order or other restriction, the undersigned hereby certifies to the Issuer that he or she is a duly authorized signatory of GS Sponsor and hereby further certifies to the Issuer on behalf of GS Sponsor, as follows:

1.
The Exchange Shares will be held in an account at Goldman Sachs & Co. LLC in the name of GS Sponsor, and unless otherwise agreed between the Issuer and GS Sponsor, GS Sponsor will only sell such Exchange Shares pursuant to Rule 144 (“Rule 144”) under the Securities Act as permitted by paragraph 4 below and only if GS Sponsor has not received email notice by the Issuer that it (1) is no longer subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (2) has not filed all reports and other materials required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as applicable, (other than Form 8-K reports) during the preceding 12 months (or for such shorter period that the Issuer was required to file such reports and materials) (a “Non-Filing Notice”) and, additionally in the case of sales by GS Sponsor when it is deemed an affiliate of the Issuer or has been deemed an affiliate during the prior three months, only in accordance with the conditions of Rule 144 applicable to such sales (provided that GS Sponsor may assume that the Issuer is in compliance with Rule 144(c) unless the Issuer provides a Non-Filing Notice stating that the Issuer is not then in compliance with Rule 144(c) and if GS Sponsor receives such a Non-Filing Notice, GS Sponsor shall not sell such Exchange Shares ).

2.
On or about June 4, 2029, GS Sponsor will deposit with the Transfer Agent any Exchange Shares still held in an account at Goldman Sachs & Co. LLC or its affiliates to have customary legends (including a restricted securities legend and, if applicable, affiliate legend) attached, unless an alternative arrangement has been made with the Issuer (whether by a broker or directly by GS Sponsor).

3.
The Issuer, its inside and outside legal counsel, and the Transfer Agent may rely upon the statements in this Certificate, including for purposes of preparing and delivering any legal opinion required in connection with the removal of restrictive legends from the Exchange Shares.

4.
GS Sponsor agrees to not (a) sell or assign, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or transfer or agree to dispose of or transfer, directly or indirectly, or establish or increase any put equivalent position or liquidation with respect to, or decrease any call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any Exchange Shares, (b) enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Exchange Shares, whether any such transaction is to be settled by delivery of such Exchange Shares, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (each of the aforementioned actions, a “Transfer”). Notwithstanding the immediately preceding sentence, GS Sponsor may Transfer the Exchange Shares (and GS Sponsor may file with the U.S. Securities and Exchange Commission (the “SEC”) any disclosures required by applicable law, including any required Form 144, Form 4 or Schedule 13D filings (or any amendments thereto) in connection with any such Transfer of the Exchange Shares) as follows: (1) in an overnight block trade on a non-SEC-registered basis (a “Block Trade”), provided that the Block Trade consists of all of the Exchange Shares held by GS Sponsor; or (2) in daily increments not to exceed 100,000 Exchange Shares in any given trading day.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first written above.

GS SPONSOR II LLC
By:	/s/ Philip Grovit
	Name:	Philip Grovit
	Title:	Vice President

[Signature Page to Stockholder Certificate]